EXHIBIT 2(a)


                FIRST AMENDED AGREEMENT AND DECLARATION OF TRUST
                   OF THE PEOPLE'S AVENGER FUND BUSINESS TRUST

     THIS AGREEMENT AND DECLARATION OF TRUST is made at Portland, Oregon, this 31st day of December, 2002, by GARY L. LANCASTER (the "Trustee").

                                   WITNESSETH

     WHEREAS, on December 7, 2002, the Trustee formed a Nevada business trust known as "The "People's Avenger Fund Business Trust" (the "Fund") in order to allow investors to participate in certain investment opportunities known to the Trustee; and

     WHEREAS, the Trustee filed a Certificate of Trust with respect to the Fund with the Secretary of State of Nevada on December 9, 2002; and

     WHEREAS, the Trustee has agreed to manage all property coming into the Fund, as trustee of a Nevada business trust in accordance with the provisions hereof; and

     WHEREAS, the Trustee desires to amend this Declaration of Trust as hereinafter provided;

     NOW, THEREFORE, the Trustee hereby declares that it will hold all cash, securities and other assets, which it may from time to time acquire in any manner as Trustee hereunder, IN TRUST, to manage and dispose of the same upon the terms and conditions hereinafter set forth for the benefit of the Holders (as defined herein):

                                    ARTICLE I
                              NAME AND DEFINITIONS

     1.1.     Name.  This  Nevada  business  trust shall continue to be known as
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"THE  PEOPLE'S  AVENGER  FUND  BUSINESS TRUST" and the Trustee shall conduct the business of the Fund under that name or, provided the Trustee files any documentation required by the applicable governmental agency, any other name as the Trustee may from time to time determine.

     1.2.     Definitions.  The  following  terms  used  in  this Declaration of
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Trust  are  defined  as  follows:

          (a)     "Appointed  Successor  Trustee"  has  the meaning indicated in
Section  2.3(i)  hereof.

          (b) "Certificate of Trust" means the Certificate of Trust filed with the Secretary of State of the State of Nevada, as required by Section 88A.210 of the Nevada Business Trust Act.

          (c) "Covered Person" has the meaning indicated in Section 7.1 hereof.


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          (d)     "Current  Investor  Unit  Value" means, for each Investor Unit outstanding, the balance allocated to each Investor Unit, measured as of the last day of the preceding calendar quarter.

          (e) "Declaration of Trust" means this Agreement and Declaration of Trust, as it may be amended from time to time.

          (f) "Founders Unit Certificate" means a certificate to be issued to a Holder of Founders Units in order to represent such Holder's beneficial ownership of the applicable number of Founders Units.

          (g) "Founders Unit" means any one of that class of Units of the Fund formally known as the "The People's Avenger Fund Business Trust Founders Units."

          (h) "Fund" means the Nevada business trust established by this Declaration of Trust.

          (i) "Fund Expense Account" means the account designated by a reference such as the "Fund Expense Account at [name of Qualified Bank] Bank" established by the Trustee, which shall be a non-interest bearing special account in the name of, and for the sole and exclusive benefit of, the Fund. All income of the Fund generated with respect to the Permitted Investments will be deposited into the Fund Expense Account. Moreover, all distributions of Quarterly Income will be paid out of the Fund Expense Account.

          (j) "Fund Investor Account" means the account designated by a reference such as the "Fund Investor Account at [name of Qualified Bank] Bank" established by the Trustee, which shall be a non-interest bearing special account in the name of, and for the sole and exclusive benefit of, the Fund. All amounts received by the Fund with respect to the purchase of Investor Units will be placed in the Fund Investor Account. The only expenses to be paid out of the Fund Investor Account will be the premiums for insurance covering the Investor Units.

          (k) "Holder" means a record owner of one or more Units, and such term is used herein regardless of whether such record owner is an individual, a corporation, partnership, limited liability company, limited partnership, trust, foundation, or any other entity.

          (l) "Insurer" means the insurance company designated by the Fund to write an insurance policy that will insure against any failure of the Fund to return all of the principal investment to the investor upon redemption of his Investor Units. Any insurance covering an Investor Unit must be written by an insurance company licensed to provide insurance within the United States and must have an A.M. Best rating of "A" or higher.

          (m) "Investor Returns" means, for each of the Investor Units, an amount of cash actually earned resulting from the "best efforts" of the Trustee under this Declaration of Trust, which shall be distributable as provided in this Declaration of Trust. As used herein, "best efforts" means that the Trustee will do its best to generate earnings for each Holder of an Investor Unit, but does not guarantee that there will be any Investor Returns.


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          (n)     "Investor  Unit"  means  any one of that class of Units of the
Fund formally known as the "The People's Avenger Fund Business Trust Investor Units."

          (o) "Investor Unit Certificate" means a certificate to be issued to a Holder of Investor Units in order to represent such Holder's beneficial ownership of the applicable number of Investor Units.

          (p) "Owner Ledger" means the record book of the Fund which shall be maintained and updated by the Trustee as necessary and which shall contain the name and address of each Holder and the number of Units beneficially owned (including the respective class thereof, as appropriate) by each Holder.

          (q) "Permitted Investments" means debt securities bearing interest or sold at a discount which satisfy all of the following criteria:

               (i) The securities are issued by an entity having, at the time of the Forward Commitment is issued, a long-term credit rating of at least "A+" by Standard & Poor's Corporation, "A1" by Moody's Investor's Service, or the equivalent rating of any other recognized rating service;

               (ii) On the date of delivery, the securities (a) are the subject of one or more subscriptions obtained by the Trustee, on behalf of the Fund, which obligate qualified creditworthy third party subscribers acceptable to a Qualified Bank and the Trustee to purchase the securities for an amount greater than the amount to be withdrawn by the Trustee from the Fund upon delivery of such securities; or (b) have a yield to maturity of at least 350 basis points higher per annum than the 10-year U.S. Treasury market rate on such date; and

               (i) The securities (a) do not bear interest only, and (b) do not have a final maturity of more than 10 years.

          (b) "Qualified Bank" means any bank selected by the Trustee, which satisfies all of the following criteria:

               (i) Such bank maintains a rating of at least "A-1" by Standard & Poor's Corporation, "P1" by Moody's Investor's Service, or an equivalent rating of a recognized rating service;

               (ii)     Such  bank  maintains  a  trust  department;

               (iii) Such bank maintains a securities department or owns a securities company;

               (iv) Such bank has not failed to honor a Forward Commitment or any similar obligation at any time; and

               (v)     Such  bank  is  acceptable  to  the  Insurer.


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     The  Qualified  Bank  initially  designated by the Trustee is Barclays Bank
PLC, whose address is 7th Floor, 222 Broadway, New York, New York 10038, telephone (212) 412-4000. However, if the Insurer requires the Fund to use a different Qualified Bank, any such Qualified Bank must meet the qualifications for a Qualified Bank specified herein

          (r) "Quarterly Income" means, for the applicable quarterly period, the total of:

               (i)     The  Standstill  Income  for  such  period;  and

               (ii) All income generated from the investment transactions entered into by the Trustee during such period, as permitted herein.

          (s) "Redemption Value per Investor Unit" means the total balance of the Investor Units to be redeemed, measured as of the date the Trustee or the Holder (as applicable) received the redemption notice, divided by the outstanding number of Investor Units on such date.

          (t)     "Securities Act" means the Securities Act of 1933, as amended.

          (u) "Standstill Income" means all income generated though the investment of cash contained in the Fund Expense Account as provided in Sections 2.2(d) and 2.3(d) hereof.

          (v) "Trustee" means the Trustee named herein and any successor Trustee(s) or Appointed Successor Trustee of the Fund elected or appointed as Trustee(s) of the Fund in accordance with any provision of this Declaration of Trust.

          (w)     "Unit"  means  a  unit  of  beneficial  ownership in the Fund.

                                   ARTICLE II
                                      UNITS

     2.1.     Division  of  Units into Classes.  The Units shall be divided into
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classes,  as  follows:

          (a)     Classes  of  Units.  The  Units  shall  be  divided  into  two
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classes,  the  Founders  Units  and  the Investor Units.  The number of Founders
Units  shall  be  100  and  the  number  of  Investor  Units shall be unlimited.

          (b)     Issuance of Classes of Units.  Except as otherwise provided in
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this Declaration of Trust, the following provisions shall govern the issuance of any  Units:

               (i) The Trustee shall issue each Unit, regardless of the class thereof, for a purchase price of $5,000.

               (ii) The Trustee shall maintain separate records for each class of the Units.


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               (iii)     At  all times, the total cash received by the Fund upon
the purchase of each class of the Units, as well as all assets associated with each class of the Units, shall be held and accounted for separately from the cash received by the Fund upon the purchase of every other class of the Units, as well as all assets associated with each class of the Units, and the Trustee shall maintain sufficient records thereof. No Holder of any Unit shall have any claim on or right to any assets allocated or belonging to any other Unit held by another Holder.

               (iv) The assets of each Unit shall be subject only to the rights of creditors of that particular Unit, and all persons who have extended credit that has been allocated to a particular Unit, or who have a claim or contract which has been allocated to any particular Unit, shall look only to the assets of that particular Unit for payment of such credit, claim or contract. The Trustee shall include a notice of such limited liability of each class of the Units in the Certificate of Trust. Any general liabilities, expenses, costs, charges or reserves of the Fund that are not readily identifiable as belonging to any particular class of the Units shall be solely charged by the Trustee against the Quarterly Income of the Fund and then, to the extent such Quarterly Income is insufficient, to the assets of the Founders Units and be payable by the Holders of the Founders Units.

               (v) The Fund shall hold legal title to the Quarterly Income earned on the investments made pursuant to the terms of this Declaration of Trust, which shall be utilized for the payment of the expenses and costs of the Fund and distributed to the Holders in accordance with the provisions of this Declaration of Trust.

     2.2.     The  Founders  Units.  The  following  provisions  describe  the
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additional  rights,  privileges  and  preferences  of  the  Founders  Units:

          (a)     Receipt  of  the  Purchase  Price of the Founders Units.  Upon
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receipt  of  the  purchase price of the Founders Units, the Trustee, in its sole discretion, shall deposit the cash in the Fund's operational account or in the Fund Expense Account; provided however, to the extent any of such cash is deposited in the Fund Expense Account, the Trustee shall:

               (i) Make appropriate notations in the accounting records of the Fund to designate such account as a Fund Expense Account; and

               (ii) Verify that the Qualified Bank has correctly identified such account as a Fund Expense Account.

          (b)     Issuance of Certificates.  The Trustee shall issue each Holder
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of  Founders  Units  a  Founders  Unit Certificate for the appropriate number of
Founders  Units.

          (c)     Voting.  The  Holders  of  Founders  Units  shall  have  the
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exclusive  right to vote for the election of the Trustee of the Fund and for all other purposes. Each outstanding Founders Unit shall entitle the Holder thereof to one vote on all matters submitted to a vote of the Holders of the Founders Units.

          (d)     Permitted  Investments.  Except  as provided in Section 2.2(e)
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hereof,  the  Trustee shall be entitled to invest any cash contained in the Fund
Expense  Account  in  any  of  the  Permitted  Investments.


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          (e)     General  Investment.  To  the  extent  any cash contained in a
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Fund  Expense  Account is not invested in the Permitted Investments, the Trustee shall be entitled to instruct each Qualified Bank to invest such cash in the manner described in Section 2.3(d) hereof.

          (f)     Liabilities.  All  of  the  liabilities, expenses and costs of
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the  Fund  in  excess  of  Quarterly  Income shall be solely charged against the assets of the Founders Units, and all contracts or arrangements entered into by the Trustee on behalf of the Fund shall include a notice thereof.

          (g)     Distribution  of  Assets  and  Income.  The  Holders  of  the
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Founders Units shall be entitled to receive distributions as provided in Section
3.3  hereof.

          (h)     Transfer  of  the  Founders  Units.  Except for the redemption
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rights described in Section 2.2(i) hereof, no Holder of the Founders Units shall be entitled to sell, pledge, hypothecate, or otherwise transfer any portion of such Holder's Founders Units. Notwithstanding the foregoing, a Holder shall be entitled to pledge all or any potion of such Holder's Founders Units with the prior written consent of the Trustee, which may be withheld if such pledge would violate any provision of the Securities Act or any other applicable securities law or regulation.

               (i) Determine the redemption value of the Founders Units to be redeemed, which shall be equal to such Founders Units' pro rata share of the value of the net assets of the Fund as of the date of receipt of the Holder's redemption request; and

               (ii) Forward such amount, in cash or other available assets, to the redeeming Holder pursuant to the instructions provided by such Holder in the redemption notice.

     2.3.     The  Investor  Units.  The  following  provisions  describe  the
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additional  rights,  privileges  and  preferences  of  the  Investor  Units:

          (a)     Certificates.  The Trustee shall issue each Holder of Investor
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Units an Investor Unit Certificate for the appropriate number of Investor Units.

          (b)     Subscriptions  and  Receipt  of  the  Purchase  Price  of  the
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Investor  Units.  Upon  receipt  of  the  subscription  agreement  of  a desired
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investor,  the Trustee shall notify the investor of the Fund's acceptance of the investor's  subscription  and  shall:

               (i) Deposit the purchase price for such Investor Units (at which time the investor will be deemed a Holder of such Investor Units for purposes of this Declaration of Trust) in a Fund Investor Account at the Qualified Bank; and


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               (ii)     Make  appropriate notations in the accounting records of
the  Fund  of  the  number  of  the  Investor  Units  purchased  by an investor.

          (c)     Permitted  Investments.  Except  as provided in Section 2.3(d)
                  ----------------------
hereof, the Trustee shall be entitled to invest any cash contained in the Fund Expense Account in any of the Permitted Investments.

          (d)     General Investment.  To the extent the cash in a Fund Investor
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Account  is  not  invested  in  the  Permitted Investments, the Trustee shall be entitled  to  instruct  each  Qualified  Bank  to  invest such funds as follows:

               (i) In the Qualified Bank's primary money market account or any other obligation of a Qualified Bank; or

               (ii) Provided the Fund shall not become subject to early withdrawal penalties in excess of the interest earned during the period of investment, in any of the Qualified Bank's short term time deposits having a maturity of not more than 365 days.

          (e)     Liabilities.  None  of  the  liabilities, expenses or costs of
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the  Fund  shall  be  chargeable  against the Fund Investor Accounts, including, without limitation, any fees charged by any Qualified Bank, and all contracts or arrangements entered into by the Trustee on behalf of the Fund shall include a notice of the unavailability of such funds for satisfaction of any claims on such contracts or arrangements.

          (f)     Distribution  of  Income.  The  Holders  of the Investor Units
                  ------------------------
shall  be  entitled  to  receive  distributions  as  provided in Section 3.2 and
Section  3.4  hereof.

          (g)     Transfer  of  the  Investor  Units.  Except for the redemption
                  ----------------------------------
rights described in Section 2.3(h) hereof, no Holder shall be entitled to sell, pledge, hypothecate, or otherwise transfer any portion of such Holder's Investor Units. Notwithstanding the foregoing, a Holder shall be entitled to pledge all or any potion of such Holder's Investor Units with the prior written consent of the Trustee, which may be withheld if such pledge would violate any provision of the Securities Act or any other applicable securities law or regulation.

          (h)     Redemption.  Investor  Units  may not be redeemed for a period
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of  90  days  following  the  purchase  thereof (such period the "Initial 90-day
Period"). Following the expiration of the Initial 90-day Period, each Holder shall be entitled, upon 30 days' advance written notice to the Trustee before the end of any calendar quarter, to have the Fund redeem all or any portion of such Holder's Investor Units. Notwithstanding the foregoing, a Holder may not be entitled to have the Fund redeem less than all of such Holder's Investor Units if, following such redemption, the Holder would own less than five Investor Units. The Holder's notice of request for redemption shall be delivered to the Trustee by certified mail, return receipt requested, indicate the number of Investor Units requested to be redeemed, and be signed by the Holder exactly as the Investor Units are registered in the Fund's Owner Ledger (e.g., a trustee or custodian must sign as such). The notice of request for redemption must also include the Holder's original Investor Unit Certificate(s). On or before the expiration of the 30-day period, the Trustee shall:


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               (i)     Determine  the  Redemption Value per Investor Unit of the
Investor  Units  to  be  redeemed;

               (ii) Calculate the total amount due to the Holder by multiplying the number of Investor Units being redeemed by the Redemption Value per Investor Unit; and

               (iii) Forward the total amount due to the Holder in cash, pursuant to the instructions provided by such Holder in the redemption notice.

     In addition to the rights of each Holder to request the redemption of such Holder's Investor Units, the Fund shall be entitled, in its sole discretion, to redeem all of the Investor Units owned by any Holder at any time after the expiration of the Initial 90-Day Period. Should the Fund elect to redeem any Investor Units, the Trustee shall provide written notice to the applicable Holder, by certified mail, return receipt requested, and within 30 days of the Holder's receipt of such notice, the Trustee shall forward the total amount due to the Holder as a result of the Fund's redemption of all of such Holder's Investor Units, as calculated in accordance with this Section 2.3(h).

          (i)     Voting.  The  Holders  of  the  Investor  Units  shall  not be
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entitled  to  vote  for the election of the Trustee of the Fund or for any other purpose. Notwithstanding the foregoing, if neither the Trustee nor any of the officers of the Fund, if any, have interacted with a Holder of Investor Units in any manner (whether by telephone, e-mail, facsimile or through the payment of Investor Returns) for a period in excess of 120 days and, despite the Holder's good faith efforts to contact such person(s), the Holder shall be unable to reach them, then the Holder shall be entitled to make a written request upon any circuit judge of Multnomah County, Oregon, acting as an individual and not in any judicial capacity, to remove the then current Trustee of the Fund and to appoint a successor trustee (the "Appointed Successor Trustee"). Any Appointed Successor Trustee appointed under this Section 2.3(i) shall be a bank with trust powers or a trust company, either state or national. Once appointed, the Appointed Successor Trustee shall be entitled to contact the Fund's accountant and obtain all records of the Fund in the possession of the accountant which would be useful or necessary in order to allow the Appointed Successor Trustee to contact each of the Holders of the Investor Units and to complete the redemption of all of the outstanding Investor Units in accordance with the provisions of this Declaration of Trust. Although any Appointed Successor Trustee shall possess and shall be entitled to exercise all powers and authority conferred on the Trustee in this Declaration of Trust, any such Appointed
Successor Trustee shall only exercise such powers and authority to the extent necessary to achieve the responsibilities discussed in the preceding sentence.

     At all times, the Trustee, on behalf of the Fund, shall provide the Fund's accountant with a duplicate set of all of the Fund's business records related to the Fund Expense Account, the Fund Investor Accounts, and the ownership of the Founders Units and the Investor Units, including, without limitation, the Owner Ledger, the Founders Unit Certificates and the Investor Unit Certificates.
Within five business days of any change in the Fund's accountant, the Trustee shall provide the name, address and telephone number of the Fund's new accountant to the Fund's attorneys and its registered agent in the State of Nevada. Upon request of any Appointed Successor Trustee, the Fund's attorneys or its registered agent shall be entitled to disclose the name of the Fund's


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then  current accountant to the Appointed Successor Trustee.  Upon the execution hereof, the Trustee, on its own behalf and on behalf of the Fund, shall be deemed to have waived any attorney/client privilege solely with respect to the information provided to the Fund's attorneys pursuant to this Section 2.3(i). Upon the request of any Holder of Investor Units, the Trustee shall provide such Holder with the names, addresses, and telephone numbers of the Fund's then current accountant and attorneys.

     2.4.     Records  of  Ownership.  Each  Founders  Unit Certificate and each
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Investor  Unit  Certificate issued by the Fund shall be recorded, along with all other appropriate information, in the Owner Ledger. The Owner Ledger shall be conclusive as to the number of issued and outstanding Units, and as to the Holder of each outstanding Unit.

     2.5.     No  Preemptive  Rights.  No  Holder shall have a preemptive or any
              ----------------------
other right to receive, purchase or subscribe for any additional Units issued by the Fund by reason of the Holder's ownership of any Unit.

                                   ARTICLE III
                               INCOME AND EXPENSES

     3.1.     Calculation  of  Quarterly Income and Payment of Expenses.  Within
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three  business  days  of  the  end  of each calendar quarter, the Trustee shall calculate the Quarterly Income. Prior to making any disbursements to the Holders, the Trustee shall utilize the Quarterly Income to pay all costs and expenses of the Fund, including any fees payable to the Qualified Bank(s) and the compensation payable to the Trustee. The liabilities, expenses and costs of the Fund (including the compensation due to the Trustee) will be charged only against the Quarterly Income, up to a maximum of 0.5 percent per quarter of the total amount on deposit during such quarter in the Fund's operational account, the Fund Expense Account, and the Fund Investor Account. To the extent such liabilities, expenses and costs of the Fund exceed 0.5 percent per quarter (excluding the compensation due to the Trustee), any such excess shall be solely charged against the assets of the Founders Units and be payable by the Holders of the Founders Units. However, any such amount paid out of the Fund Expense Account in any given month may be recouped over the next two monthly periods, but only to the extent that the Quarterly Income for the subject calendar quarter exceeds the expenses for such month. For instance, if a portion of the Fund's expenses for the month of June are paid from the Fund Expense Account, such amount may be recouped from the Fund's Quarterly Income in excess of expenses in July and/or August, and any amount not recouped by the Fund in such months shall not be chargeable against Quarterly Income in any other month, regardless of the amount of income.

     None of the liabilities, expenses or costs of the Fund shall be chargeable against the Fund Investor Account. At all times, the Trustee shall ensure that the total monthly expenses of the Fund, including any compensation due to the Trustee, excluding taxes, shall not exceed 0.167 percent of the total amount on deposit during such month in the Fund's operational account, the Fund Expense Account, and the Fund Investor Account.

     The only permitted charges against the Fund Investor Account are the insurance premiums for the insurance covering the Investor Units.


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     3.2.     Distributions  to  the  Holders  of the Investor Units.  Following
              ------------------------------------------------------
payment of the expenses as provided in Section 3.1, the Trustee shall, out of the remaining Quarterly Income, distribute the quarterly Investor Returns to each Holder who has owned Investor Units for at least 45 days. If desired, any Holder of five or more Investor Units may utilize the Investor Returns paid to such Holder to purchase additional Investor Units. To the extent a Holder desires to do so and the Investor Returns paid to such Holder are not equally divisible by $5,000, the Trustee will, upon request, retain the uneven amount of such Holder's Investor Returns in the Fund Investor Account. Once the aggregate of all such uneven funds applicable to such Holder reaches an amount divisible by $5,000, such Holder will be deemed to have purchased an additional Investor Unit for each $5,000 applicable to such Holder.

     3.3.     Distributions to the Holders of the Founders Units.  To the extent
              --------------------------------------------------
any  Quarterly Income remains after the payment of the items required in Section
3.1 and Section 3.2 hereof, the Trustee shall be entitled to distribute such amount, pro rata, to the Holders of the Founders Units.

     3.4.     Additional Distributions to the Holders of the Investor Units.  In
              -------------------------------------------------------------
its sole discretion, the Trustee shall be permitted, after obtaining the written approval of a majority of the Holders of the Founders Units, to make additional distributions to the Holders of the Investor Units which are not otherwise prohibited by the provisions hereof. Any such additional distributions shall be made to the Holders of the Investor Units based on their respective ownership of the total number of Investor Units outstanding.

                                   ARTICLE IV
                                   THE TRUSTEE

     4.1.     Election  and Number.  At all times, there shall be one Trustee of
              --------------------
the Fund, and Gary L. Lancaster shall be the original Trustee. The Trustee shall hold office during the duration of the Fund and until its termination in accordance with this Declaration of Trust; provided, however:

          (a) The Trustee may resign (without need for prior or subsequent accounting) upon a minimum of 30 days' advance written notice to the Holders of the Founders Units. Any such resignation shall take effect upon the expiration of such 30-day time period or upon such later date as is specified in the notice of resignation.

          (b) The Trustee may be removed, with or without cause, by a written instrument signed by the Holders of at least two-thirds of the outstanding Founders Units.

     4.2.     Effect  of  Death,  Resignation,  etc.  of  a Trustee.  The death,
              -----------------------------------------------------
resignation, retirement, removal or incapacity of the Trustee shall not operate to annul the Fund or to revoke any existing agency created pursuant to the terms of this Declaration of Trust. Upon any such death, resignation, retirement, removal or incapacity of the Trustee, the Holders of the Founders Units shall be entitled to elect a successor Trustee. Any such successor Trustee elected under this Section 4.2 must be a qualified investment adviser, pursuant to the Investment Advisers Act of 1940, as amended, and any applicable state securities law or regulation.


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
     4.3.     Powers.  Subject  to  the provisions of this Declaration of Trust,
              ------
the Trustee shall have all powers necessary or convenient to carry out the management of the Fund, including, without limitation, the following powers:

          (a) To make and execute any and all contracts and instruments that it may consider necessary or appropriate in connection with the management of the Fund;

          (b) To invest the cash contained in the Fund Expense Account and the Fund Investor Account, as provided herein;

          (c) To elect and remove such officers and appoint and terminate such agents as the Trustee considers appropriate;

          (d) To delegate such authority as the Trustee deems appropriate to any officer or employee of the Fund;

          (e) To collect all property due to the Fund; to pay all claims, including taxes, against the Fund's property; to prosecute, arbitrate, defend, compromise or abandon any claims relating to the Fund's property; to foreclose any security interest securing any obligations, by virtue of which any property is owed to the Fund; and to enter into releases, agreements and other instruments;

          (f)     To  change  the  fiscal  year  of  the  Fund;  and

          (g) To carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, proper or desirable for the accomplishment of any purpose or the attainment of any object or the furtherance of any power hereinabove set forth, and to do every other act or thing incidental or appurtenant to or connected with the aforesaid purposes, objects or powers.

                                    ARTICLE V
             COMPENSATION AND LIMITATION OF LIABILITY OF THE TRUSTEE

     5.1.     Compensation.  The Trustee will receive compensation from the Fund
              ------------
equal to the difference between the actual liabilities, expenses and costs of the Fund and 0.5 percent per quarter of the total amount on deposit during such quarter in the Fund's operational account, the Fund Expense Account, and the Fund Investor Account. If the liabilities, expenses and costs of the Fund exceed 0.5 percent per quarter, the Trustee shall receive no compensation for that quarter.

     The Trustee will not be entitled to any compensation from the Fund until all paid insurance premiums have been refunded to the investors out of the Quarterly Income. Any expenses of the Fund related to any offering of the Units to investors will likewise be paid out of any compensation which may be due to the Trustee. The Investor Units will not be charged with any such expenses.

     5.2.     Limitation  of Liability.  The Trustee shall not be responsible or
              ------------------------
liable in any event for any neglect or wrongdoing of any officer, employee or agent of the Fund; provided, however, nothing herein shall protect the Trustee against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations arising under this Declaration of Trust.

                                   ARTICLE VI
                                    INSURANCE

     6.1.     Insurance  Covering Investor Units.  Upon the purchase of Investor
              ----------------------------------
Units, each investor will receive an insurance policy issued by the Insurer, naming the investor as the insured, covering 100 percent of his principal investment. The policy will insure against any failure of the Fund to return all of the principal investment to the investor upon redemption of his Investor Units. The insurance premium will be an amount equal to three percent per annum of the total invested by an investor, payable at the time of investment, at the rate of 0.75 percent each quarter. Therefore, at the time each Investor Unit is purchased, each $5,000 invested will be subject to a charge of $37.50 per quarter. The Fund will debit the amount of the premium due for the insurance for the quarter in which an Investor Unit is purchased from the portion of the Fund Investor Account applicable to the investor. If less than a quarter remains after the Investor Unit is purchased, the amount of the insurance premium will be prorated for the time remaining in the quarter. Other aspects of the insurance are the following:

          (a) Any Fund Investor Account must be at a Qualified Bank acceptable to the Insurer. As of the date of this Declaration of Trust, the Qualified Bank is expected to be Barclays Bank PLC, New York, New York. In the event that another bank is selected, it must meet the definition of a Qualified Bank.

          (b) Any investor may have his Investor Units redeemed at the end of any quarter, thereby limiting his exposure for insurance premiums to only
0.75 percent of his total investment at that time for the quarter in which redemption occurs.

          (c) At any time when the principal amount of the Investor Units is increased or decreased, as the case may be, the amount of the insurance with respect to the applicable Investor Units will concurrently be increased or decreased, as appropriate.

          (d) If desired, the Fund may change the insurance company to act as the Insured. In such event, any newly selected insurance company must meet the definition of the Insured in this prospectus.

     6.2.     The  Insurance Policy.  The Insurer will issue a policy containing
              ---------------------
the  below-described  provisions  with  respect  to  the  Fund's Investor Units:

          (a) The policy will be delivered by the Insurer to each Holder of the Investor Units.

          (b) Under the policy, the Insurer unconditionally and irrevocably agrees to pay for disbursement to the Investor Unit Holders that portion of the Redemption Value per Investor Unit which is then due for redemption and which the Fund shall have failed to provide.

          (c) Upon receipt of telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from an Investor Unit Holder or the paying agent to the Insurer that the required payment of principal value has not been made by the Fund to the Investor Unit Holder, on the due date of such payment or within 30 business day after receipt of notice of such nonpayment, whichever is later, the Insurer will make a deposit of funds, in an account with Barclays Bank PLC, New York, New York, or it's successor, as its agent (the "Fiscal Agent") sufficient to make the portion of such payment not paid by the Investor Unit Holder. Upon presentation to the Fiscal Agent of evidence satisfactory to it of the Investor Unit Holder's right to receive such payment and any appropriate instruments of assignment required to vest all of the Investor Unit Holder's right to such payment in the Investor Units, the Fiscal Agent will immediately disburse such amount to the Investor Unit Holder.

          (d) As long as all premiums on the insurance policy are paid when they are due, the policy is non-cancelable for any reason.

                                   ARTICLE VII
                                 INDEMNIFICATION

     7.1.     Trustee,  Officers,  etc.  The Fund shall indemnify to the fullest
              -------------------------
extent of the law, as currently in effect or as hereafter amended, the Trustee and the Fund's officers and those who have ceased to be a Trustee or officer (each such person being referred to hereinafter as a "Covered Person") against all liabilities and expenses, including, without limitation, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered
Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, except that no Covered Person shall be indemnified against any liability to the Fund or the Holders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

     7.2.     Compromise  Payment.  As  to  any matter disposed of (whether by a
              -------------------
compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person is liable to the Fund or the Holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, indemnification shall be provided if there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full-trial type inquiry), to the effect that such indemnification would not protect such Covered Person against any liability to the Fund to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of its office. Any approval pursuant to this
Section 7.2 shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Article VII as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction to have been liable to the Fund or its Holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

     7.3.     Holders.  In case any Holder shall be held to be personally liable
              -------
solely by reason of such Holder's status as a Holder and not because of such Holder's acts or omissions or for some other reason, such Holder shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular class of Units owned by such Holder.

     7.4.     Expenses  of Indemnification.  Expenses, including counsel fees so
              ----------------------------
incurred by any person entitled to indemnification pursuant to this Article VII (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Article VII, provided that:

          (a)     Such  person  shall  provide  security  for  such undertaking;

          (b) The Fund shall be insured against losses arising by reason of such person's failure to fulfill the undertaking; or

          (c) If independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such person ultimately will be entitled to indemnification.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1.     Trustee's  Good  Faith  Action,  Expert Advice, No Bond or Surety.
              -----------------------------------------------------------------
The exercise by the Trustee of its powers and discretion hereunder shall be binding upon everyone interested. The Trustee shall not be liable except for its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations arising under this Declaration of Trust, and shall not be liable for errors of judgment or mistakes of fact or law. The Trustee may take advice of counsel or other experts with respect to the meaning and operation of this Declaration of Trust, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustee and each officer or employee of the Fund shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Fund, upon an opinion of counsel, or upon reports made to the Fund by any of its officers or employees, or any accountants, appraisers or other experts or consultants selected with reasonable care by the Trustee, officers or employees of the Fund. The Trustee shall not be required to give any bond or surety.

     8.2.     Duration  and  Termination  of  the  Fund.  Unless  terminated  as
              -----------------------------------------
provided herein, the Fund shall continue without limitation of time. Provided no Investor Units are outstanding, the Fund may be terminated at any time by a majority vote of the Holders of the outstanding Founders Units. Upon the appointment of an Appointed Successor Trustee pursuant to Section 2.3(i) hereof, such Appointed Successor Trustee shall be entitled to terminate the Fund after redemption of all of the Investor Units.

     8.3.     Filing of Copies, References, Headings.  The original or a copy of
              --------------------------------------
this Declaration of Trust and of each amendment hereto shall be kept at the office of the Fund where it may be inspected by any Holder. In this instrument and in any such amendment, references to this instrument, and all expressions such as "herein," "hereof" and "hereunder," shall be deemed to refer to this Declaration of Trust, as it may be amended form time to time. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. This Declaration of Trust may be executed in any number of counterparts, each of which shall be deemed an original.

     8.4.     Organizational  Expenses.  In  the  event that any person advances
              ------------------------
the organizational expenses of the Fund, such advances shall become an obligation of the Fund subject to such terms and conditions as may be fixed by the Trustee, in its sole discretion.

     8.5.     Applicable Law.  This Declaration of Trust is made in the State of
              --------------
Nevada, and it is created under and is to be governed by and construed and administered according to the laws of such state.

     8.6.     Fiscal  Year.  The  fiscal year of the Fund shall begin on the 1st
              ------------
of  January  and  shall  end  on  December  31st  of  each  year.

     8.7.     Provisions in Conflict with Law or Regulations.  The provisions of
              ----------------------------------------------
this Declaration of Trust are severable, and, if the Trustee shall determine, with the advice of counsel, that any of such provisions is in conflict with any applicable laws and regulations, the conflicting provision shall be interpreted so as to effectuate as nearly as possible its original intent while complying with applicable law or regulation; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provisions in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

     IN WITNESS WHEREOF, the Trustee has executed this Declaration of Trust as of the date first written above.




                                        ----------------------------------------
                                        GARY  L.  LANCASTER,  Trustee